UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
 FORM 8-K
___________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2013
___________________________
Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2013, Silicon Graphics International Corp. (the “Company”) appointed Cassio Conceicao, age 49, as Executive Vice President and Chief Operating Officer of the Company effective January 21, 2013.

Mr. Conceicao served as General Manager and Corporate Vice President, Service Products, at Applied Materials, Inc. from October 1999 to January 2013. Prior to Applied Materials, Mr. Conceicao was Vice President of Operations and Engineering at Kinetics Fluid Systems, Inc. from 1997 to 1999. Mr. Conceicao previously worked at ETM Electromatic, Inc. from 1986 to 1996, where he last served as Vice President of Engineering and Operations. Mr. Conceicao holds a B.S. in Electrical Engineering and a B.A. in English Literature from Stanford University, California.

On January 18, 2013, the Company entered into an employment agreement (the “Agreement”) with Mr. Conceicao. The Agreement provides that Mr. Conceicao will receive an annual base salary of $350,000, subject to periodic review for increases. Mr. Conceicao will be entitled to receive a signing bonus of $50,000 following his completion of 90 days of employment, provided that such signing bonus must be repaid to the Company if Mr. Conceicao resigns without Good Reason within one year of his employment start date. Mr. Conceicao is also eligible to receive a quarterly target bonus of $61,250 based upon the Company's performance with respect to applicable performance targets as determined by the Compensation Committee (the “Compensation Committee”) of the Company's Board of Directors (the “Board”).

Mr. Conceicao will receive (i) a restricted stock unit award of 55,000 shares, which will vest over four years, with 25% vesting upon completion of one year of continuous service and an additional 6.25% vesting quarterly thereafter subject to his continuous service, and (ii) a performance-based restricted stock unit award of 68,750 shares (the “PRSU Award”). The PRSU Award would become eligible to vest upon achievement of certain financial performance criteria for the Company for fiscal 2013, and if such performance-based criteria are achieved, the PRSU Award would vest as to 25% of the shares on the anniversary of Mr. Conceicao’s first day of employment, and thereafter would vest as to 25% of the shares on the following three consecutive anniversaries of Mr. Conceicao’s first day of employment, provided further that 68,750 shares represents the number of underlying shares at 125% of the target level of performance and that the actual number of shares underlying the PRSU Award may range from 50% to 150% of the target award amount (from 27,500 to 82,500 shares) depending on the level of achievement of the financial performance criteria.

Mr. Conceicao will be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, including health insurance, life and disability insurance, Employee Stock Purchase Plan, 401(k) plan, and paid time off and paid holidays. The Company will also reimburse Mr. Conceicao for his documented business expenses incurred in connection with his employment pursuant to the Company's standard reimbursement expense policy and practices.

Under the Agreement, either party may terminate Mr. Conceicao’s employment at any time. In the event that, within twelve months following a Change in Control of the Company, Mr. Conceicao's employment is terminated by the Company without Cause, or by Mr. Conceicao for Good Reason, he will be entitled to receive (i) full vesting of all equity awards upon the closing of the Change in Control, (ii) a severance payment equal to the sum of (a) twelve months base salary in effect at the time of the employment termination date, (b) the full amount of annual performance bonus at target, and (c) prorated performance bonus for time worked in the year in which the termination occurred, and (iii) COBRA health benefits for 12 months post-termination. Upon termination of Mr. Conceicao's employment without Cause or for Good Reason, at any time other than during the twelve month period following a Change in Control, Mr. Conceicao would be entitled to receive (i) acceleration of vesting of all equity awards in an amount equal to the number of shares that would vest over an additional 24 month period as if he had continued to be employed for such period; (ii) a severance payment equal to the sum of (a) twelve months base salary in effect at the time of the employment termination date, (b) the full amount of annual performance bonus at target, and (c) prorated performance bonus for time worked in the year in which the termination occurred, and (iii) COBRA health benefits for 12 months post-termination. Receipt of the above listed benefits upon termination of employment will require Mr. Conceicao to sign and deliver a general release in a form satisfactory to the Company by a specified deadline.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Agreement.

Mr. Conceicao is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
Exhibit Number	Exhibit Title

10.1	Employment Agreement Letter dated January 18, 2013 between the Company and Cassio Conceicao.
99.1	Press Release dated January 21, 2013 titled “SGI Announces New Chief Operating Officer Cassio Conceicao”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: January 22, 2013	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

10.1	Employment Agreement Letter dated January 18, 2013 between the Company and Cassio Conceicao.
99.1	Press Release dated January 21, 2013 titled “SGI Announces New Chief Operating Officer Cassio Conceicao”.